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                                                                    Exhibit 10.7

English translation

          TERMS AND CONDITIONS FOR USE OF THE SALES SERVICE OF G-MARKET

Consent to these Terms and Conditions has the same effect as the actual execution of a contract between GMARKET Inc. ("Company") and a person ("E-dealer") selling products through the real-time electronic commercial transaction system ("G-Market") provided by the Company. (Please fully review and then consent to these Terms and Conditions and if you have any question please contact the person in charge prior to giving consent.)

ARTICLE 1 (PURPOSE)

The purpose of these Terms and Conditions is to seek the reasonable operation of G-Market by specifying basic rights and obligations between the Company and the E-dealer, necessary for E-dealer's selling of products through G-Market.

ARTICLE 2 (E-DEALER'S OBLIGATIONS TO MANAGE)

     1. E-dealer shall use G-Market faithfully with the care of a good manager.

     2. E-dealer shall address sales orders through GSM in advance for any shortage of stock, or any other matters relating to products likely to incur problems in connection with orders

     3. E-dealer shall do its best as a seller to consummate the sales to a purchaser, when a sales contract is made through G-Market.

     4. If E-dealer violates laws and regulations in using G-Market, and then a third party, including the relevant authorities justifiably demands G-Market of provision of information on E-dealer, G-Market may submit the relevant data.

     5. In case E-dealer consents to these Terms and Conditions and joins G-Market, in connection with the preceding paragraph, G-Market shall be deemed having obtained consent from a user as provided by Article 24 of the Act on Promotion of Information and Communications Network Utilization and Information Protection, Etc.


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ARTICLE 3 (BASIC SETTLEMENT PRICE, SELLING PRICE AND SERVICE CHARGE OF PRODUCTS)

     1. The selling price of products shall be determined by E-dealer by taking into consideration of the basic settlement price (similar to supply cost customarily applied in normal commercial transactions), transportation expenses, the G-Market system charge, etc.

     2. The Company may change the G-Market system charge through public notification.

     3. The system charge may be separately determined through negotiation between the Company and E-dealer after completion of registration of E-dealer and prior to commencement of sales.

     4. In order to seek expedite and convenient transactions, sales may be commenced at the same time of completing registration of E-dealer, and any other supplementary documents (E-dealer's letter of agreement, etc.) may be additionally prepared per E-dealer prior to settlement.

     5. The Company may proceed with on-line marketing promotions relating to E-dealer's sales of products as a part of sales service. Provided, however, that the cost spent for such promotion may be fully borne by the Company or shared between the Company and E-dealer. If any part of the promotion cost shall be borne by E-dealer, the Company shall in advance consult with E-dealer on such matters.

ARTICLE 4 (INFORMATION PROVIDED BY E-DEALER AND RESPONSIBILITY)

     1. E-dealer may directly and freely register with the General Sales Managing System (GSM) any information relating to products such as name, model, characters, specification and A/S information, etc.

     2. E-dealer shall directly manage the information provided to G-Market in accordance with paragraph 1, and if the provided information becomes different from the fact or is changed, E-dealer shall directly amend and manage the information by using GSM.

     3. Any and all legal responsibility for information provided by E-dealer shall be borne by E-dealer.

     4. In case E-dealer's delay in providing correct information about its products, price changes or status of inventories, in violation of this Article, causes withdrawal of orders, termination of purchase contracts, demand for exchange


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          or return, etc., the related costs and damages to the purchaser shall be in principle borne by E-dealer, and if the Company has paid such cost in substitution of E-dealer, the Company may deduct such cost from settlement for the sales of products.

     5. E-dealer shall at all times closely monitor price transitions and the inventory of products selling through G-Market and if the consumer price or commercial price of the relevant products changes or the inventory is insufficient to cause troubles in sale, E-dealer shall address such situations in G-Market without delay.

ARTICLE 5 (DELIVERY OF PRODUCTS)

     1. Once a purchaser decides to purchase a product(s) and pays the price, G-Market system will deliver to E-dealer data containing the kind, description, and quantity of the product(s), the place and the date of delivery, etc. through e-mail, fax or telephone, etc.

     2. E-dealer shall conduct delivery in accordance with the particulars of the relevant order(s).

     3. E-dealer shall confirm the particulars of an order from time to time, and then complete procedures to deliver the products to the place of delivery specified in the order.

     4. Products shall be delivered to ensure that a purchaser receives his/her ordered products within three days from when E-dealer confirmed the delivery.

     5. E-dealer shall confirm the particulars of orders, properly pack the ordered products so that they are protected from damage during the delivery, and then consign the delivery to a delivery service company.

     6. Pursuant to Article 15(1) of the Act on Consumer Protection in Electronic Commerce Transactions, Etc., E-dealer shall, within three business days from when a purchaser's payment for the products is confirmed, consign the ordered products to a delivery service company and then immediately record the completion of delivery by entering in GSM the necessary data of the relevant orders. If E-dealer has delivered the products, but failed to enter the invoice number, or incorrectly entered a number in GSM as to make delivery tracing impossible, and the Company cannot settle the payment to E-dealer continuously for three months or more, the Company may deposit with E-dealer the payment in G-cash.


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     7.   If E-dealer fails to deliver the products within the period under paragraph 6, or delivers the products to a place other than the place of delivery as designated by a purchaser due to reasons attributable to E-dealer, or if E-dealer fails to evidence delivery of the products or otherwise the addressee does not receive the products in normal due course, E-dealer shall bear any and all responsibilities arising therefrom.

ARTICLE 6 (RETURN, EXCHANGE OR REFUND FOR THE PRODUCTS)

     1. In case a purchaser demands exchange of or refund for the products after having received the products, E-dealer shall exchange or refund upon receipt of the returned products pursuant to the relevant laws and regulations. Provided, the timing of exchange or refund shall be after completion of return of the products. In this case, any cost additionally incurred shall be borne by the party responsible.

     2. G-Market shall, upon receipt of demand for exchange or refund, automatically through GSM, notify E-dealer of the details. E-dealer shall upon receipt of the details through GSM or G-Market enter data in GSM to make sure that a purchaser receives the exchanged products within five days, or the refund within 2 days from completion of return of the products.

     3. The cost for collection and redelivery of products shall be borne by the party responsible.

     4. E-dealer shall recall (repair, exchange and refund) the whole product(s) if the products contain defects in products or deficiencies in their safe use, and bear any and all the costs incurred for such recall.

     5. Pursuant to Article 17 (6) of the Act on Consumer Protection in Electronic Commerce Transactions, Etc., E-dealer shall in case of products, of which orders cannot be withdrawn by reasons under paragraph 2, subparagraphs 2 ~ 4 of the same Article, specify that fact on a package, or at a place consumers can easily identify in order not to disturb a purchaser's exercise of a right to withdraw the order.

ARTICLE 7 (OVERSEAS DELIVERY)

     1. The Company may engage in overseas delivery services through business cooperation with third parties.


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     2.   Even if products are deliverable overseas according to the kind of products as provided by the Company, E-dealer may state under GSM that overseas delivery is impossible.

     3. In overseas deliveries, the part of domestic delivery shall be deemed completed at the time of having delivered the products to a logistics center of a third party under business cooperation with the Company, and then overseas delivery courses shall be handled by that third party.

ARTICLE 8 (PENALTY)

     1. In the event that a purchaser cancels delivery or demands a refund or exchange due to reasons such as lack of stock, delay in delivery or defects in products which are attributable to E-dealer, E-dealer shall bear penalty with respect to the damage suffered by the purchaser, and if E-dealer fails to comply with this provision, the Company may arbitrate the matter. Penalty shall be separately determined from damages under these Terms and Conditions.

     2. In the event any disputes arise in connection with the delivery/return/exchange conducted under the responsibility of E-dealer, E-dealer's employer or agents, E-dealer shall bear the whole responsibility for the disputes.

ARTICLE 9 (QUALITY ASSURANCE AND AFTER SALES SERVICE)

E-dealer shall provide customers with quality assurance and after sales service with respect to the products sold, in accordance with the terms and for the period as provided under the production information provided to and displayed at G-Market, at its own responsibility and cost.

ARTICLE 10 (SPONSORED SHOPPING)

     1. E-dealer may designate its products as sponsor products and donate a certain part of the purchasers' payment for the products to certain beneficiaries within a certain support period.

     2. The donation contributed by E-dealer shall be deducted from the settlement for the sale and accumulated to the beneficiaries.

     3. E-dealer is entitled to exemption or reduction of the corporate tax or income tax at the rate per beneficiary as provided by the nation, with respect to the


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          donations, and from the point when 15 days have passed from completion of the support period, E-dealer may apply for issuance of the receipts of donations in GSM from each beneficiary.

ARTICLE 11 (STAR SHOP SERVICE)

     1. The Company may open an on-line shop ("Star Shop") exclusive to a certain famous entertainer ("Star") in G-Market by utilizing the trademark (name) or portraits of the Star.

     2.   E-dealer may register its products at Star Shop and use the tradename
          (name) or portraits of the Star at Star Shop but cannot use the Star's tradename (name) and portraits at any other electronic trade web sites other than G-Market or for the purpose of advertising any products other than those products registered at Star Shop.

ARTICLE 12 (G PASSBOOK SERVICE)

     1. G passbook is G-Market's exclusive cyber account service provided by the Company to E-dealer to allow E-dealer to manage an amount to be deposited by E-dealer to G-Market and G-Cash charged by E-dealer in connection with the cost paid by G-Market in substitution of E-dealer.

     2. G passbook service consists of cash balance service and G-Cash service.

     3. Cash balance service is provided by the Company to E-dealer in order to allow E-dealer to manage systematically an amount to be paid by E-dealer to G-Market in case G-Market has paid, in substitution of E-dealer, damages, etc. which are to be borne by E-dealer, to a purchaser in connection with contract performance, an amount to be refunded from G-Market in E-dealer's using G-Market purchase service, an amount to be additionally paid to G-Market and damages, etc.

     4. G-Cash service allows that E-dealer charges and uses G-Cash, cyber money usable exclusively in G-Market in order to use G-Market's charged service and then converts any remaining G-Cash into cash in a certain discounted rate, and also allows that E-dealer manages the status and details of use of G-Cash charged by E-dealer, together with the status and the details of use of G-Cash charged by E-dealer in the course of utilizing G-Market purchase service.


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ARTICLE 13 (MAILING SERVICE)

     1. E-dealer may send mail to its customers. Those who fall into the scope of "customer" for the purpose of this document include:

          1) Customers who have purchased products from the relevant E-dealer (including non-member purchasers who have consented to receipt of shopping letters).

          2) Customers who have registered E-dealer's mini shop as their favorite shop.

          3) Customers who have joined as G-Market members through the URL of E-dealer's mini shop.

     2.   E-dealer's obligation relating to mailing service:

          1)   E-dealer shall be liable to be faithful in sending mails.

          2) E-dealer cannot obtain private information of a purchaser in the course of sending mails.

          3) E-dealer may apply for mail delivery through G-Market's mailing service. G-Market may examine the adequacy of mailing service and reject such mailing.

          4) In using the mailing service, any disputes arising in connection with the contents shall be primarily borne by E-dealer.

ARTICLE 14 (SETTLEMENT OF PAYMENT OF PRODUCTS)

     1. The Company shall pay for the products on the basis of E-dealer's settlement data as shown in GSM.

     2. The payment for the products shall be made by two weeks as of the completion date of delivery, but may be adjusted by the Company according to E-dealer's performance results and credit rating. Provided, E-dealer shall be required to submit prescribed documents necessary for the payment.

     3. The Company shall deduct from the payment for products any cost incurred due to reasons attributable to E-dealer and then pay E-dealer the remaining balance.

     4. In case a contract between the Company and E-dealer expires or terminates without being renewed, the Company shall deposit an amount equivalent to 30% of the average monthly sales by E-dealer for the last three months with an


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          account to accommodate demands for refund and exchanges from purchasers for three months thereafter and then, after any circumstance demanding such refund or exchange becomes not likely, pay E-dealer any remaining balance thereof.

     5. In case a purchaser demands tax accounts (including bills) or cash receipts, E-dealer, as a business carrier, shall issue to the purchaser the tax accounts (including bills) or cash receipts with respect to the amount contracted through G-Market.

     6. The Company shall issue to E-dealer tax accounts on system charge based on the details sold monthly through G-Market.

ARTICLE 15 (OTHER MATTERS TO BE COMPLIED WITH)

     1. E-dealer shall complete any and all formalities prior to displaying products in case their marketing needs permission or report and shall duly comply with the relevant laws and regulations in relation to sale of the products. In case E-dealer is a business carrier pursuant to
          Article 13 of the Act on the Consumer Protection in the Electronic Commerce Transactions, Etc., the E-dealer shall have completed filing of its distance selling with the authorities of the city, kun or ku.

     2. E-dealer shall be prevented from using the name, logo, or letters of or relating to G-Market.

     3. E-dealer shall not sell directly to G-Market users by taking advantage of information on users obtained in the course of using G-Market sales service (duty not to do direct transactions) and shall not disclose or use such information for any other purposes than those under these Terms and Conditions (Duty to protect private information). If E-dealer induces direct transactions or uses G-Market users' private information for any other purposes than those under these Terms and Conditions, in violation of the provisions of this paragraph, G-Market may have such E-dealer withdrawn from G-Market membership and also the relevant E-dealer may be subject to an administrative disposal or criminal disposal pursuant to the relevant laws and regulations including the Act on Promotion of Information and Communications Network Utilization and Information Protection, Etc.

     4. Any disputes arising in connection with transactions through G-Market shall in principle be resolved between the seller and the purchaser but exceptionally, for


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          the purpose of reasonable and smooth reconciliation of the disputes, the disputes adjustment center (including customer center) established and operated by the Company may render a decision on the relevant disputes, which E-dealer shall comply with to the best of its ability in good faith.

     5. E-dealer shall not state false data in GSM for the purpose of settling an account for sales.

     6. E-dealer shall properly enter data about any changes with checking up G-Market and GSM at all times.

ARTICLE 16 (CREDIT RATING)

     1. The Company shall rate E-dealer's credit based on its transaction results, and the credit rating criteria shall be separately determined by the Company, publicly notified through G-Market or GSM in advance and shall be separately notified to E-dealer.

     2. In case the credit rating is less than a certain grade, the Company may suspend sales or terminate these Terms and Conditions based on the credit rating.

ARTICLE 17 (TERMINATION)

     1. In case any of the followings arises to either party, the other party may terminate these Terms and Conditions by without prior notice:

          1) A party violates its obligations under these Terms and Conditions and subsidiary agreements constituting a part of these Terms and Conditions but fails to correct such violations within 7 days from the date when the other party demanded correction.

          2) A party is subject to cancellation or suspension of business or licenses by the supervising authorities.

          3) Claims from purchasers amount to not less than 30% of all the transactions for two months due to negligence of E-dealer.

          4) A third party's application for bankruptcy, composition or corporate reorganization against a party or the party's voluntary application.

          5) A party is subject to provisional attachment, injunction or compulsory execution by a third party ("Compulsory Execution") and then within 30 days application for suspension or termination of the compulsory execution


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               is not accepted.

          6) Notes or checks issued by a party become insolvent or transactions with banks are suspended or prohibited.

          7)   A party notably injured honor of the other party.

          8) E-dealer experiences material circumstances making performance of contracts or achievement of contract objectives impossible within the contract period.

          9) The Company suffers tangible or intangible damage due to intent or negligence of E-dealer.

     2. Notwithstanding the termination of these Terms and Conditions, if there remains any ordered product which has not been delivered, or of which exchange or refund is requested by the time these Terms and Conditions are terminated, E-dealer shall cooperate to delivery, exchange or refund of the products.

     3. Any provisions relating to E-dealer's responsibility arising in connection with the products sold shall continue to be effective even after termination of these Terms and Conditions.

ARTICLE 18 (COMPENSATION FOR DAMAGE)

     1. If a party violates these Terms and Conditions or the other party suffers damage due to reasons attributable to employees of the violating party or a person who is authorized to carry out obligations for the violating party, the violating party shall be liable to compensate the other party for all the damage. Provided, however, that with respect to damage incurred due to act of god or force majeure, both parties shall be released from any responsibility.

     2. If product information provided by E-dealer contains an error or is deemed false or exaggerated advertisement to result in damage to the Company, E-dealer shall be responsible for all damage incurred thereby.

ARTICLE 19 (INDEMNIFICATION OF THE COMPANY)

     1. The Company shall only provide transaction system based on G-Market, and E-dealer directly enters information of products using electronic commerce system provided on real time basis by the Company and any disputes arising in


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          connection with such information, E-dealer who directly entered such information shall be responsible.

     2. In case the Company compensates a third party for damage or spends expenses due to reasons under paragraph 1, the Company may claim for such damages against E-dealer.

     3. The Company may delete or amend the relevant details upon receipt of legal demand by a rightful person. In this case E-dealer may not claim for damages incurred due to deletion or amendment of the information provided.

     4. In case E-dealer is a business carrier pursuant to Article 20(4) of the Act on Consumer Protection in Electronic Commerce Transactions, Etc., the Company shall provide consumers with a way to access identifying information (company name, name of the representative, telephone no., address, e-mail address and mail order business filing no.) of E-dealer or in case E-dealer is not a business carrier, the Company shall provide the other party to the transactions with information relating to E-dealer (telephone no. and address, etc.). Even if the Company has provided consumers or the other party to the transactions with a way to access the information relating to E-dealer in accordance with this paragraph, E-dealer shall bear any and all legal liabilities arising in case E-dealer has joined G-Market without stating the relevant information in an unfair way or with stating false information or failed to state the relevant information (including deletion) in an unfair way or stated the relevant information in a false way (including amendment) after joining G-Market. (The relevant information is prescribed by the Act on Consumer Protection in Electronic Commerce Transactions, Etc. and its Enforcement Decree.)

     5. The Company may temporarily suspend provision of service in case of repair, inspection, replacement, malfunction of information and communication facilities such as computers, etc. and in case of communication stoppage, etc. and in relation to this, the Company shall not be held liable unless the Company contributed to this by willful or gross negligence.

ARTICLE 20 (HANDLING OF PRODUCTS INADEQUATE FOR SALE)

     1. Products improper for sale, outlined in each of the following, shall be prohibited from selling and any and all responsibilities arising from sale of such products shall be wholly borne by E-dealer which directly registered such products:


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          1)   Products which are falsely or exaggeratedly advertised.

          2) Products infringing rights, including intellectual property right of a certain person including an individual or a corporation.

          3) Harmful media or products exclusive for adults which are prohibited from sale to minors (only a seller qualified with the sales and marketing may register): Examples - Harmful media to juveniles (discs and video tapes for adults), harmful drugs (liquor, cigarettes, drugs), harmful devices (sex machine, etc.).

          4) Securities of which distance selling or on-line sale is prohibited by the issuer. Example - Railroad tickets and gift tickets of which use is restricted.

          5) Electronic goods and industrial products of which confirmation/inspection for marketing is not passed.

          6)   Mobile phones describing terminal subsidies.

          7) Reproductions of videos or discs or any other products which have not passed the required standards.

          8)   Stolen goods, lost articles and military supplies.

          9) Products of which distance selling is prohibited. Example - Glasses, contact lenses or sunglasses with prescriptions, liquor, cigarettes, guns and medicines, etc.

          10)  Goods in breach of the relevant laws and regulations.

     2.   The Company's actions with respect to goods improper for sale

          1) The Company may delete or amend an advertisement with respect to the relevant goods without a separate notice in case a rightful person has demanded so in connection with goods improper for sale.

          2) Notwithstanding subparagraph 1), if goods improper for sale are registered, the relevant E-dealer shall be liable to compensate for any and all damage, if any, suffered by the Company thereby.

          3) Upon receipt of a report on goods improper for sale through G-Market reporting center, if the reporter submitted the report together with any evidences, the Company may put the products to temporary sales suspension and suspend transactions of the relevant products until the relevant disputes are resolved by E-dealer.


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     3.   Actions against E-dealer having sold goods improper for sale.

          1) In case goods improper for sale are registered, G-Market manager may cancel the sales and the system charge paid by E-dealer shall not be refunded.

          2) Any goods improper for sale are found to have been registered, the relevant E-dealer's membership may be suspended.

          3) In case E-dealer's membership is suspended, registration, sale and purchase of products becomes impossible, and if there is any legal punishment provision, such shall be reported to the relevant authorities to have E-dealer being subject to criminal punishment, and settlement relating to the sales shall be immediately suspended.

          4) In case E-dealer uses without permission any trademarks or designs being any others' business identifying marks which are well known domestically and filed with the Patent Office for patent protection by a third party to result in misunderstanding or confusion about business sources, such usage shall be unfair competition that the relevant products shall be prohibited from sale as improper for sale. Also, E-dealer's displaying false or exaggerated advertisement may be punished for fraud under the Criminal code.

ARTICLE 21 (CONFIDENTIALITY)

     1. Each party shall not divulge to a third party any information to be kept confidential such as purchaser list, technical information, production and sales plan and know-how, etc. acquired from the other party, unless the laws and regulations require the information from a party, and shall not use the information otherwise than for the purposes under these Terms and Conditions.

     2. The obligations under paragraph 1 shall continue for three years after the contractual relationship between the Company and E-dealer is terminated.

ARTICLE 22 (TERM)

The contractual term between the Company and E-dealer shall be from the date when E-dealer agrees to the Terms and Conditions and to the last date of the relevant year and shall be automatically renewed for another year under the same terms and conditions


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unless either party notifies the other party of an intent to terminate the contract by one month prior to expiration.

ARTICLE 23 (GOVERNING JURISDICTION)

Any litigation arising between the Company and E-dealer from controversies over these Terms and Conditions, shall be subject to jurisdiction of the competent court over the head office of the Company (currently the Seoul Central District Court).

ARTICLE 24 (OTHERS)

     1. E-dealer shall immediately notify the Company of any changes in addresses or bank account numbers for settlement of the prices. The Company shall not be liable for damage incurred due to delay of notification under this paragraph.

     2. Each party shall not transfer to a third party the rights and obligations under these Terms and Conditions without a written consent from the other party.

     3. Agreements, memoranda and notices, etc. additionally executed between the parties, changes of the Company's policies, enactment and amendment of laws and regulations, and public notification by the Company through G-Market or GSM pursuant to notification and guidelines of public authorities shall constitute a part of these Terms and Conditions.

                                    ADDENDUM

Article 1 (Effective Date)

These Terms and Conditions shall become effective as of August 19, 2005.


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